SCHEDULE 14A
                               (Rule 14a-101)
                  Information Required in Proxy Statement

                          SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

Filed by the registrant  / /
Filed by party other than the registrant  /x/

Check the appropriate box:
/ /   Preliminary proxy statement   / /   Confidential, for Use of the
                                          Commission Only (as permitted by
/ /   Definitive proxy statement          Rule 14a-6(e)(2))

/ /   Definitive additional materials

/x/   Soliciting material pursuant to
      Rule 14a-11(c) or Rule 14a-12

                                   ADT LIMITED
              (Name of Registrant as Specified In Its Charter)

                             WESTERN RESOURCES, INC.
                 (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
/x/   No fee required.
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      6(j)(2).
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      14a-6(i)(3).
/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)4 and 0-
      11.
      (1)   Title of each class of securities to which transaction applies:
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      (3)   Per unit price or other underlying value of transaction
            computed pursuant to Exchange Act Rule 0-11:
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      (4)   Date Filed:

On January 21, 1997, Westar Capital's motion for leave to file a second amended complaint in its action pending in the United States District Court for the Southern District of Florida was granted. The following is a copy of the second amended complaint.

                          UNITED STATES DISTRICT COURT
                          SOUTHERN DISTRICT OF FLORIDA
                             FT. LAUDERDALE DIVISION

                                                    CASE NO. 96-8889-CIV-ZLOCH
                                                    Magistrate Judge Seltzer


WESTAR CAPITAL, INC.

              Plaintiff,

           v.                                       SECOND AMENDED COMPLAINT

ADT Ltd., Michael A. Ashcroft,
Stephen J. Ruzika, John E.
Danneberg, Alan B. Henderson,
James S. Pasman, Jr., W. Peter
Slusser, William W. Stinson,
Raymond S. Troubh, and
Republic Industries, Inc.

              Defendants.
________________________________/

         Westar Capital, Inc. ("Westar"), a shareholder of ADT Ltd. ("ADT"), by its undersigned attorneys, individually and derivatively, alleges as follows:

                           NATURE OF THESE PROCEEDINGS

         1. ADT's board of directors, led by its Chairman and Chief Executive Officer Michael A. Ashcroft, has, over the last several months, adopted a series of measures that will permit it to entrench itself in office at the expense of ADT and its shareholders. Indeed, Mr. Ashcroft's lucrative compensation package at ADT -- over $5.2 million in salary, bonuses and other benefits and 12 million stock options -- provides ample motivation for Mr. Ashcroft to retain his position as long as possible. This comfortable status quo has been threatened by Westar, an ADT shareholder who has been accumulating ADT stock since January 1996. On December 18, 1996, Western Resources announced an intention to offer to acquire all outstanding shares of ADT for a package of cash and securities worth $22.50 per ADT share and, to facilitate this offer, is seeking to replace the entire ADT board, including Mr. Ashcroft.

         2. In preparation for a potential unsolicited takeover proposal by Westar or someone else, the ADT Board of Directors ("ADT Board") has been increasing its ability to thwart such a bid through several actions, the most recent and dramatic of which was the adoption of a shareholder rights plan (commonly known as a "Poison Pill") on November 4, 1996. The Poison Pill effectively prevents Westar or any party from acquiring control of ADT without first obtaining the approval of ADT's board of directors. The Pill renders prohibitively expensive an acquisition of over 15% of ADT's stock.

         3. The Pill can be redeemed by the ADT board and, therefore, potential acquirors rejected by the board can attempt to persuade shareholders to vote the current board out of office. As part of its entrenchment scheme, however, the ADT Board has placed itself in a position to interfere with a shareholder vote. Specifically, the board has parked approximately 2% of ADT common shares in a subsidiary that, upon information and belief, it controls. Unless stopped by this Court, these shares could be used by the board to affect a close proxy contest such as the one that ensued earlier this year when a board proposal to increase Mr. Ashcroft's option package passed by a margin of approximately 1% of ADT's outstanding stock.

         4. Mr. Ashcroft and the ADT Board also used the occasion of a "merger" announced earlier this year with Republic Industries, Inc. ("Republic"), to fortify their control of the company. The "merger" itself was something of an illusion because it was subject to ADT's receiving an opinion from an independent financial advisor that the merger consideration -- .92857 shares of Republic common stock -was fair to ADT's shareholders. Such an opinion became impractical when Republic's stock price plummeted immediately after the merger was publicly announced on July 1, 1996. The merger agreement was terminated barely three months later on September 27, 1996.

         5. However, in connection with the merger discussions, ADT gave to Republic the right for a 180-day period upon termination of the Merger Agreement to purchase from ADT approximately 10% of ADT's outstanding shares at an exercise price of $20 per share -- a discount on the value ADT had placed on its shares in the merger agreement. The Warrant provides Mr. Ashcroft with a proxy over any shares purchased pursuant to it, thus providing a means by which Mr. Ashcroft can control 10% of ADT's voting power if the Warrant is exercised.

         6. While giving Republic an opportunity to purchase a significant ADT asset at a very favorable price, the Warrant provided no value to ADT's shareholders. The ADT Board's granting the Warrant unconditionally in the context of a merger that was conditioned on the receipt of a fairness opinion was not in the best interests of ADT or its shareholders. However, the Warrant did provide the ADT Board and Mr. Ashcroft with two weapons against an unsolicited bid for the company: (1) it makes such a bid more expensive because of the additional stock that would be issued pursuant to the Warrant; and (2) if exercised, it places a block of votes under Mr. Ashcroft's control.

         7. Most recently on January 8, 1997, in responding to Westar's December 18, 1996 request for a special meeting of ADT's shareholders ("ADT Special Meeting"), the ADT Board again vividly demonstrated its willingness to interfere with and frustrate shareholder rights. On January 8, 1997, the ADT Board announced that the ADT Special Meeting might be held as late as July 8, 1997 (six months later), and seven months after Westar called upon ADT to hold the meeting. The delay in holding the ADT Special Meeting is unreasonable and contrary to Bermuda law in that (i) it is in breach of the fiduciary duties owed by the directors of ADT, (ii) it is in breach of the Companies Act and ADT's Bye-laws, (iii) interferes with Westar's rights under ADT's Bye-laws and the Bermuda Companies Act to call a special meeting, and (iv) it frustrates the full and free exercise of their franchise by ADT shareholders.

         8. The ADT Board continues to lose sight of its obligations to the corporation in its quest to retain control over the corporation. Its entrenching behavior constitutes a continuing breach of the board's fiduciary duties and can only be remedied by this Court.

                             JURISDICTION AND VENUE

         9. This Court has subject matter jurisdiction pursuant to 15 U.S.C. ss. 78aa and 28 U.S.C. ss.ss. 1331, 1332, 1367, and the amount in controversy exceeds $50,000. Venue is proper because certain of the acts and transactions giving rise to the claims alleged herein occurred in this district. Moreover, ADT, through wholly-owned subsidiaries, conducts business in this district; defendant Republic has its principal place of business in this district, and the individual defendants either reside in this district or, upon information and belief, travel to the district and/or project themselves into the district on ADT business.

                                   THE PARTIES

         10. Plaintiff Westar is a Kansas corporation that currently owns 38,287,111 shares (including ADT's Liquid Yield Option Notes) or approximately 27% of ADT's outstanding shares. Westar is a wholly-owned subsidiary of Western Resources, Inc. ("Western Resources"), which is also a Kansas corporation. Westar and Western Resources have their principal places of business in Topeka, Kansas.

         11. On December 18, 1996, Western Resources and Westar announced an offer for all outstanding shares of ADT (the "Western Resources Offer"). The Western Resources Offer consists of a package of stock and cash for each share of ADT stock in the amount of $22.50. Western Resources has also requested that the ADT Board hold a special shareholders meeting to vote on proposals to (i) remove the current ADT Board, (ii) reduce to two the number of directors on the board, and (iii) elect two Western Resources nominees to the board. Consummation of the Western Resources Offer is conditioned upon, among other things, (1) redemption of the Poison Pill, (2) election of Western Resources' two nominees to the ADT Board, and (3) the Warrant being declared invalid.

         12. Defendant ADT is incorporated under the laws of Bermuda. While its "headquarters" are a law office in Bermuda, upon information and belief, it does business in North America as a whole, and Florida specifically, through the following wholly- owned subsidiaries: ADT, Inc., a Florida corporation with its headquarters in Boca Raton; and ADT Holdings, Inc. and ADT Operations, Inc., both of which are headquartered in Boca Raton. (According to public sources, 76% of ADT's worldwide revenues are generated through its North American activities.) Upon information and belief, ADT conducts meetings of its board of directors in Florida. Furthermore, ADT has disseminated press releases concerning its business from Florida.

         13. Defendant Michael Ashcroft is Chairman and Chief Executive Officer of ADT. Mr. Ashcroft owns a residence at 471 Alexander Palm Road, Boca Raton, Florida and, upon information and belief, is a citizen of the United Kingdom.

         14. Defendant Stephen J. Ruzika is a director of ADT. Mr. Ruzika resides at 5753 St. Annes Way, Boca Raton, Florida and, upon information and belief, is a citizen of the state of Florida. Mr. Ruzika is also ADT's Chief Financial Officer, Executive Vice President, and a member of the Executive Committee.

         15. Defendant John E. Danneberg is a director of ADT. Mr. Danneberg resides at 10 Dellwood Avenue, Chatham, New Jersey and, upon information and belief is a citizen of the state of New Jersey.

         16. Defendant Alan B. Henderson is a director of ADT, a resident of the United Kingdom and, upon information and belief, a citizen of the United Kingdom.

         17. Defendant James S. Pasman, Jr. is a director of ADT. Mr. Pasman resides at 29 The Trillium, Pittsburgh, Pennsylvania and, upon information and belief, is a citizen of the state of Pennsylvania.

         18. Defendant W. Peter Slusser is a director of ADT. Mr. Slusser resides at 901 Lexington Avenue, New York, New York and, upon information and belief, is a citizen of the state of New York.

         19. Defendant William W. Stinson is a director of ADT. Mr. Stinson is a resident of Calgary, Canada, and, upon information and belief, a citizen of Calgary, Canada.

         20. Defendant Raymond S. Troubh is a director of ADT. Mr. Troubh resides at 770 Park Avenue, New York, New York and, upon information and belief, is a citizen of the state of New York.

         21. Defendant Republic is a Delaware corporation with its principal executive offices at Fort Lauderdale, Florida.

         22. Upon information and belief, none of the defendants is a citizen or domiciliary of Kansas.

         Derivative Allegations

         23. Westar believes that the action herein may be asserted by Westar individually. However, to the extent that this action is derivative, Westar did not make demands upon the ADT Board of directors to institute an action asserting the claims herein because, under the circumstances, demand was not required, not necessary, and futile. The individual defendants participated in, acquiesced in, and approved the wrongs alleged herein and did so in an affirmative violation of their duties to ADT and to ADT's shareholders.

                                BACKGROUND FACTS

         24. According to ADT's public filings, over the last three years Mr. Ashcroft has been compensated handsomely by the ADT Board:


       Total Compensation        Options to purchase ADT
                                 common shares received each year

1993    $3,649,414                  4,750,000

1994    $3,766,216                    750,000

1995    $5,244,533                  1,500,000
       -----------                  ---------
Total  $12,660,163                  7,000,000


         25. Additionally, in February 1996, ADT's board of directors approved and proposed to shareholders a further enhancement to Mr. Ashcroft's option package. Specifically, under the new package Mr. Ashcroft would be permitted to exchange 3 million of his existing options (which he purchased for only $2.50 per option) for 8 million new options at a higher exercise price

(giving Mr. Ashcroft a net gain of 5 million options). Shareholder opposition to the proposal was strong, and the proposal only passed by 1,440,934 votes -- approximately 1% of ADT's outstanding shares.

         26. Besides his employment relationship with ADT, Mr. Ashcroft has also engaged in business dealings with the company. According to ADT's public filings, in December 1995, ADT sold its European vehicle auction business to an entity in which Mr. Ashcroft held an interest. In connection with this transaction, ADT disclosed that "a leading European investment banking firm" had opined that the value received by ADT from the Ashcroft group was "fair" but provided no other information regarding the opinion, including who provided it, under what circumstances, and what else it said.

         27. In stark contrast to the benefits ADT has bestowed upon Mr. Ashcroft, the company's performance has declined. ADT's 1995 net income decreased by over 50%, with earnings per share dropping from 76(cent) to 31(cent).

         28. Perhaps concerned about increasing Westar ownership of ADT stock (Westar first acquired an 11.7% interest in ADT in January 1996 and increased that ownership to approximately 24% by March 1996), and perhaps disconcerted by the extremely close margin of the vote on his 1996 option package, Mr. Ashcroft has led the ADT Board on a campaign of entrenchment over the last few months pursuant to which the ADT Board has adopted a series of measures that will enhance its ability to impede a takeover proposal to the shareholders of the company.

         The Poison Pill

         29. Central to the ADT Board's entrenchment scheme is the Poison Pill that was adopted on November 4, 1996. (An ADT press release, dated November 4, 1996, announcing adoption of the poison pill, was disseminated from Boca Raton, Florida.) The Poison Pill is designed to prevent an acquisition of the Company by rendering a purchase of 15% or more of ADT's shares prohibitively expensive.


         30. The Poison Pill disseminates rights to ADT shareholders which are triggered when any person "become[s] the beneficial owner of 15 per cent or more of ADT's common shares or has commenced a tender or exchange offer which, if consummated, would result in any person becoming the beneficial owner of 15 per cent or more of ADT's common shares." The Poison Pill is not triggered by the fact that some shareholders, such as Westar, owned over 15% of ADT's shares at the time of the Pill's adoption, but is triggered if such shareholders purchase any additional ADT stock. The ADT Board can redeem the rights at its discretion at any point before they are triggered. Significantly, the potential acquiror who triggers the issuance of the rights does not receive such rights.

         31. The rights permit the holder "to purchase, for the rights purchase price, ADT common shares having a market value of twice the rights purchase price." The theory behind the Poison

Pill is that prospective acquirors will not dare to trigger this half-price bargain because it will result in so many rights being exercised and, consequently, so much additional ADT stock being issued that the prospective acquiror will not be able to afford to buy enough of the stock to obtain control over the company.

         32. The Poison Pill acts to peculiarly discriminate against Westar in two ways: first, as mentioned previously, because Westar is already a 27% ADT shareholder, it, unlike other ADT shareholders, is effectively precluded from purchasing a single additional ADT share; second, the Poison Pill makes it impossible for Westar to sell its 27% interest in a single block because, by doing so, the purchaser would trigger the Pill.

         33. By adopting the Poison Pill, the ADT Board has given itself complete power to prevent any stockholder from acquiring more than 15% of ADT's stock. In light of the attractive offer made by Westar, the ADT Board's fiduciary duties require them to either redeem the rights or render them inapplicable to the Western Resources Offer.

         The Republic Warrant

         34. The Poison Pill was only adopted after another alternative had collapsed -- an ADT-supported merger with Republic pursuant to which Mr. Ashcroft would have realized millions of dollars of profits on his options and maintained his high-salaried position with ADT.

         35. On July 1, 1996, Republic and ADT announced that they had executed the Merger Agreement. Pursuant to the Merger

Agreement, ADT shareholders were to receive 0.92857 shares of Republic common stock for each share of ADT common stock and ADT would become a wholly-owned subsidiary of Republic. Furthermore, Mr. Ashcroft would remain Chairman of ADT and be appointed to Republic's board of directors. A joint Press Release describing the Merger Agreement was disseminated from Fort Lauderdale, Florida and stated, "[t]he [Republic/ADT] transaction [was] valued at approximately $5 billion. The exchange ratio was based on a price of $26 for each share of ADT Common Stock."

         36. In a highly unusual decision, the ADT Board did not obtain an opinion from an investment banker that the merger consideration was fair to ADT's shareholders before it entered into the Merger Agreement with Republic. Instead, the Merger Agreement was conditioned on ADT's subsequent receipt of a fairness opinion and gave either party the right to terminate the Merger Agreement if ADT did not receive such an opinion by July 15, 1996. This provision of the Merger Agreement was subsequently amended to extend the time for ADT to obtain a fairness opinion -- and concomitant right to terminate -- until the time a proxy statement was distributed to ADT's shareholders regarding the Merger.

         37. The coincidental timing of the ADT Board's approving additional options to Mr. Ashcroft just a few months before a merger was announced did not go unnoticed. A Business Week article, dated July 29, 1996, entitled "Playing the Options Shuffle" reported:

         Here's an interesting coincidence. In February, ADT Chairman Michael Ashcroft traded 3 million in-the-money company options for 8 million new options at a higher strike price. If he had cashed out his old options instead, he would have bagged at least a $ 7.2 million profit.

         Turns out that the new options became even more valuable. Come early July, H. Wayne Huizenga's Republic Industries agreed to buy alarm-system provider ADT. The all-stock deal initially valued ADT at nearly $ 5 billion, or $ 26 a share. If Ashcroft, whose new options would fully vest upon a change of control at the company, could sell at that price, he would net $ 80 million.

         ADT and Ashcroft didn't return calls seeking comment on whether he had any idea back in February that ADT might be sold. Republic also wouldn't specify when the deal was first discussed but says that it was put together fast. ADT's board has been generous to Ashcroft in other ways, paying him $ 5.2 million and granting him 1.5 million options in 1995 -- even though net income fell 50%.

         38. By contrast, ADT has publicly maintained that its discussions with Republic were concentrated over a few days and did not go back to the time when the additional options to Mr. Ashcroft were approved. A July 7, 1996 report in The Sunday Telegraph newspaper in London stated that the principal negotiations between ADT and Republic took place over one frantic June 28-30 weekend:

         Two weeks ago Ashcroft took a call from his old friend. Huizenga had recently started out with his third company Republic, and was already expanding it through acquisition. Republic is focused on waste, second-hand car dealerships and electronic security.

         Huizenga asked if they could meet and made Ashcroft a generous offer. The talks culminated in frantic negotiations last weekend and by Monday the two sides had the


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


         terms of the all-share takeover to announce to the New York stock exchange.

         39. The July 1 merger announcement triggered a precipitous drop in the market price of Republic's stock -- the currency for the merger. Between July 1 and July 16, Republic's stock price fell from $291/8 to $2015/16 (a drop of over 30%). Consequently, on September 30, 1996, ADT and Republic issued a joint press release (disseminated from Fort Lauderdale, Florida), announcing that the agreement had been terminated because of "stock market conditions".

         40. One newspaper report somewhat more critically suggested that the "real surprise" was not that the proposed merger had been abandoned, but why "it had taken the two companies so long" to realize that "the transaction was based on financial engineering rather than industrial logic." News reports explained the deal's problems:

         The two sides couldn't agree on a final price for the stock swap as Republic's shares lost almost a third of their value after the July merger announcement. The stock dropped amid a falling market and fear by some investors that the acquisition-hungry Huizenga was issuing too much stock to pay for companies.

(See, e.g., "Republic's $4 Billion Merger With ADT Dies," The Florida Times-Union (Jacksonville), October 1, 1996).

         41. Despite being stymied in their attempts to merge with Republic, Mr. Ashcroft and his fellow board members had used the occasion of the merger discussions to put in place an entrenchment device that survived the termination of the Merger --


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


the Warrant. The Warrant provides that, if the Merger Agreement is terminated -- as it has been -- Republic has the right for a 180-day period from termination to purchase from ADT 15 million ADT shares at an exercise price of $20 per share. The Warrant further provides that Mr. Ashcroft shall have Republic's proxy to vote any shares purchased pursuant to the Warrant for a two-year period following the date that the Warrant is exercised. The Warrant also restricts Republic's ability to tender shares purchased pursuant to the Warrant to "tender offers which the Board of Directors of ADT recommends . . . ." Finally, the
Warrant provides that shares purchased pursuant to it can only be transferred with the consent of ADT and can not be sold to any single purchaser in an amount greater than five million shares. Id.

         42. A warrant to buy 15 million ADT shares at $20 per share at a time when ADT was purportedly valuing itself at $26 per share for merger purposes was an extraordinarily valuable asset to give to Republic. The only apparent consideration received by ADT for the Warrant was Republic's agreement to the Merger. However, unlike the Warrant, that agreement was conditional and could evaporate if no opinion was obtained that the Republic stock was fair consideration to ADT's shareholders. The board of directors breached its duty of care to ADT and its shareholders in unconditionally granting the Warrant before they were certain that Republic's stock was sufficiently valuable merger consideration to be fair.

         43. While providing no value to ADT or its shareholders, the Warrant does provide Mr. Ashcroft and the ADT Board with another weapon against unwanted suitors in two respects:

         a. Until expiration, the Warrant acts as a deterrent to future acquisition proposals by rendering more expensive any acquisition proposal above $20 (which would likely trigger Republic's decision to purchase ADT shares at a discount). For example, in response to Westar's $22.50 per share acquisition proposal, Republic has the right to purchase ADT shares at $20 per share. If this right is exercised, Republic would realize a $37.5 million windfall and Westar would incur a $37.5 million expense when the Western Resources Offer is consummated; and

         b. Once exercised, the Warrant places approximately 10% of the company's outstanding shares under ADT's control for two years because Republic agreed to give Mr. Ashcroft a proxy over the shares for that time period. This permits Mr. Ashcroft to undermine the voting rights of the ADT shareholders by voting the Republic stock as he sees fit.

         44. One financial analyst summarized the potential effect of the Warrant on future acquisition proposals:

         In the short term, however, buying interest [in ADT] could be muted. Republic Industries, under its agreement, has a warrant to buy 15 million ADT shares at $20 for the next six months, making any deal above that price more expensive for a buyer.

(See "Market sinks Huizenga bid for ADT," Chicago Sun-Times, Financial Section, October 1, 1996.)

         45. ADT fortified the suspicion that the Warrant is an entrenchment device when it strengthened its antitakeover features after the Republic Merger Agreement was terminated. Simultaneous


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


with ADT's announcement of that termination, it also announced that the parties had amended the Warrant to preclude Republic from selling, assigning or otherwise transferring shares purchased pursuant to the Warrant to any person whom Republic had "reasonable cause to believe . . . has acquired interests in shares of the Company which amount to 10% or more of the issued share capital of any class of the Company." This provision -- which restricts Republic's ability to transfer ADT shares to a 10% shareholder such as Westar -- surely did not promote the Merger since it had already been terminated. Instead, the only effect of the amendment is to enhance the Warrant's entrenchment effect.

         The Parking of ADT Shares in a Subsidiary

         46. Another entrenchment device utilized by the ADT Board is the parking of ADT shares in a subsidiary that, upon information and belief, is controlled by the ADT Board, in order to enable the board to affect the outcome of a close shareholder vote.

         47. In connection with ADT's 1996 annual stockholders meeting, ADT disclosed that 3,182,787 shares, representing over 2% of ADT's outstanding stock, were owned by an unidentified ADT "subsidiary" and that the subsidiary was "entitled to vote" those shares. Under Bermuda corporate law, ADT's country of incorporation, a company is a subsidiary of another company if it is directly or indirectly controlled by that other company.

         48. The subsidiary's shares provide the board with a "safety valve" in the event of a close vote. For example, the 1996 proposal regarding Mr. Ashcroft's option package passed by a mere

1.44 million votes -- just 1% of ADT's outstanding stock. If ADT used its control over its subsidiary to vote its shares in favor of the options proposal, those shares would have swung the vote in favor of a proposal that would otherwise have been rejected by shareholders. It is a breach of the board's fiduciary duty to interfere with a shareholder vote in such a manner.

         The December 24 Letters

         49. The ADT board further indicated its willingness to interfere with a shareholder vote in letters sent by ADT to Western Resources, Westar and several of Western Resources' directors on December 24, 1996 -- six days after Westar requested the Special Meeting. (Copies of the letters to Westar and Western Resources (the "Westar Letter" and "Western Resources' Letter") are annexed hereto as Exhibit A).

         50. The Westar Letter seeks information regarding ADT shares in which Westar is "interested", purportedly pursuant to a provision of ADT's bye-laws, and then threatens to "disqualify" Westar from "attend[ing] or vot[ing] at any meeting of the Company" or from "exercis[ing] any privilege in relation to meetings of the Company" for a period of 90 days upon notice by ADT that it does not consider the information sought in the letter to have been satisfactorily supplied in a timely manner. The letter purports to reserve ADT's right to send this notice at any time in the future.

         51. The Westar Letter is unnecessary for any legitimate information-gathering objective because Western Resources and Westar have provided all relevant information regarding ADT shares in which Westar holds an interest in a "Preliminary Proxy Statement" and "Preliminary Prospectus" that they publicly filed with the Securities and Exchange Commission on December 18, 1996; the Westar Letter is, instead, a device being utilized by ADT to provide it with an excuse to deny Westar the right to vote at the Special Meeting.

         52. ADT's letter to Western Resources contains additional veiled threats, principal among them a suggestion that Western Resources and Westar did not comply with a provision in ADT's bye-laws requiring notice to be given to ADT upon acquisition of over 3% of ADT's outstanding common shares and upon subsequent changes in interest amounting to over 1% of ADT's outstanding shares. The letter ominously warns:

         The directors of the Company attach significance to disclosure of interest in shares in the Company in accordance with the Bye-laws. Failure to make notification entitles the directors to give notice under Bye-law 46(2)(B), suspending the voting rights in respect of the relevant shares, as described in that Bye-law (which the directors reserve the right to do).

         53. All of Westar's purchases of ADT shares, however, were reported to ADT (as well as publicly) in compliance with the bye-laws. In fact, in apparent recognition of this fact, ADT raised no objection to Westar voting its ADT shares at ADT's April 11, 1996 annual shareholders meeting, which occurred over one month after Westar had increased its ownership interest in ADT's common shares to approximately 24%. Thus, ADT's letter to Western


                                      -19

Resources is simply another threat to arbitrarily find some excuse to prevent Westar from voting at the Special Meeting.

         54. The cumulative effect of the December 24 letters is to announce to Westar and ADT's other shareholders that ADT reserves the right until some undetermined date in the future (perhaps, the date of the Special Meeting) to disenfranchise ADT's largest shareholder from voting its 38,287,111 common shares, which would have the effect of radically altering ADT's shareholder mix in connection with any shareholder vote. The confusion and uncertainty created by such an announcement is damaging both to Westar's acquisition proposal and to the interests of ADT's other shareholders.

         55. The December 24 letters also threaten as an additional penalty the possibility that common shares owned by Westar might not be "reckoned in a quorum." Disabling Westar's 38,287,111 shares from being counted towards a quorum in a special meeting would substantially increase the percentage of ADT's outstanding stock under the control of Mr. Ashcroft if Republic exercises the Warrant. Similarly, the 3,182,787 shares parked in the ADT subsidiary would also constitute a larger percentage of ADT's outstanding shares if Westar's 38,287,111 shares are not counted towards a quorum.

         The ADT Special Meeting

         56. On December 18, 1996, pursuant to ADT Bye-law 42 and Section 74 of the Bermuda Companies Act (the "Companies Act"),

Westar demanded that the ADT Board convene the Special Meeting. Westar requested that the meeting be held on February 18, 1997.

         57. Section 74(1) of the Companies Act states that, upon the demand or "requisition" by a shareholder owning over 10% of the company's paid up capital, the directors must "forthwith proceed duly to convene a special general meeting of the company." While Section 74 does not set out an express deadline by which the meeting must be held, the statute clearly contemplates that the meeting be held reasonably promptly. In fact, Section 74(3) states that the shareholder can convene the meeting itself if the corporation does not do so within 21 days but that such a meeting must be held within three months. By setting a date of July 8, 1997 for the ADT Special Meeting, the ADT Board has frustrated Westar's right to hold the meeting itself no later than March 18, 1997 under Section 74(3) of the Companies Act.

         58. On January 8, 1997, on the twenty-first day after being served with Westar's demand, ADT announced that the ADT Special Meeting requested by Westar would be noticed for July 8, 1997 at 9:00 a.m. (A copy of ADT's Notice of Special Meeting is annexed hereto as Exhibit B). The justification offered by ADT to its shareholders for a potential seven-month delay was to "allow sufficient time for all relevant information to become available and be circulated to [shareholders] to enable [shareholders] to decide whether or not [shareholders] wish to accept the Western Offer and how [shareholders] wish to vote at the Special General Meeting." However, the notice hedged on this issue by adding that,

"[i]f it becomes apparent that all relevant information is available so as to allow the proposals to be properly considered at a significantly earlier date, your Board intends to convene a Separate General Meeting for an earlier date."

         59. Scheduling the ADT Special Meeting for as late as July 8, 1997 is both a breach by the ADT Board of its duties to Westar and unlawful under Bermuda law and the Bye-laws. Bermuda law only requires Bermuda corporations to have one shareholder meeting per year; the special meeting provisions of the Companies Act and Bye-laws give the shareholder owning over 10% of a Bermuda corporation the ability to convene a meeting on a more expedited basis if the shareholder wishes to make a proposal to fellow shareholders. The special meeting provisions of the Companies Act is one of the most important rights afforded to shareholders. By scheduling the ADT Special Meeting almost seven months after it was demanded by Westar, ADT has undermined the rights provided to shareholders such as Westar, in the Companies Act and Bye-laws and delayed Westar's right to present proposals to its fellow shareholders.

         60. Moreover, ADT's excuse for its delay in holding the meeting -- to "allow sufficient time" for shareholders to become apprised of all "relevant information" -- is a pretext. As ADT well knows, disclosure in advance of the meeting is regulated by the United States Securities and Exchange Commission (because ADT is a United States issuer under the United States securities laws) and a clear majority of ADT's share trading activity occurs on the

New York Stock Exchange and consequently, there is no reason to believe that shareholders will not receive "relevant information" sufficiently in advance of the meeting. Perhaps this is why ADT, in its notice of the meeting, felt the need to tell shareholders that the ADT Board Meeting may be held at a "significantly earlier date."

         61. If the ADT Special Meeting is held on July 8, 1997, as currently scheduled, Westar will be prevented from exercising a right that it should have been permitted to exercise months earlier -- the right to ask shareholders to replace the ADT Board. The board -- which has an obvious self-interest in delaying such a decision by ADT's shareholders -- simply should not be permitted to so frustrate Westar's rights.

         ADT's Recommendations to Reject the
         Western Resources Offer as Inadequate

         62. On January 7, 1997, the ADT Board sent a letter to ADT shareholders that was signed by defendant Ashcroft, in his capacity as Chairman and Chief Executive Officer of ADT ("Ashcroft Letter") (Exhibit C). The Ashcroft Letter states in pertinent part:

                   Due to the limited time since the
                   announcement of the Western Offer and the
                   limited information presently available,
                   your Board has not reached definitive
                   decision with respect to the Western
                   Offer. However, you should be aware that
                   the Board's preliminary view based on
                   this limited information, is that the
                   Western Offer is inadequate.....

         63. Although the ADT Board stated that it "ha[d] not reached a definitive decision with respect to the Western Offer," the ADT Board advanced its "preliminary view" to ADT shareholders that "the Western Offer was inadequate."

         64. ADT has not, however, coupled this letter with the filing of a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 ("Schedule 14D-9"), as required by Section 14(d) of the Securities Exchange Act of 1934 (the "1934 Act").

             COUNT ONE: AGAINST ALL DEFENDANTS
             EXCEPT REPUBLIC (FOR BREACH OF
             FIDUCIARY DUTY) (POISON PILL)

         65. Westar repeats and realleges the allegations in paragraphs 1 through 64, as if set forth in full herein.

         66. The ADT Board's deployment of the Poison Pill is a violation of their fiduciary duties because until redeemed, the Pill (i) prevents an acquisition of the company including, but not limited to, the attractive proposal made by Westar; (ii) shelters a poor-performing and highly-paid management from a change in control; and (iii) deprives ADT's stockholders of the opportunity to receive full value for their shares. The Poison Pill acts to entrench the board in office, which is an unlawful, improper and collateral purpose.

         67. The Poison Pill also discriminates against -- indeed, specifically penalizes -- Westar because it (i) prevents Westar from selling its shares as a block to a third party, and (ii) prohibits Westar from purchasing any more shares of ADT stock.

Moreover, the pill is by nature discriminatory because the party who triggers the poison pill rights does not receive such rights.

         68. This discrimination and punitive conduct is unlawful and in breach of the ADT Board's fiduciary duties.

         69. Westar has no adequate remedy at law.

             COUNT TWO: AGAINST ALL DEFENDANTS
             EXCEPT REPUBLIC (BREACH OF FIDUCIARY DUTY)

         70. Westar repeats and realleges the allegations in paragraphs 1 through 64, as if set forth in full herein.

         71. A shareholder's most fundamental right is the right to vote. A board of directors breaches its fiduciary duty if it uses its control of the corporate machinery in order to subvert shareholder voting rights.

         72. Upon information and belief, ADT has done just that by placing ADT stock in the hands of a subsidiary it controls and purporting to permit that subsidiary to vote those shares. This device permits ADT to use the subsidiary's stock to swing a vote in its favor.

         73. Westar has requested, pursuant to ADT's by-laws, that the ADT Board schedule a special meeting of ADT shareholders, at which time Westar will seek to replace the entire ADT Board with Western Resources' two nominees. ADT should not be permitted to vote its subsidiary's stock at this meeting and this issue must be resolved in advance of that meeting.

         74. Westar has no adequate remedy at law.

             COUNT THREE: BREACH OF FIDUCIARY
             DUTY AGAINST ALL DEFENDANTS EXCEPT
             REPUBLIC (WARRANT)

         75. Westar repeats and realleges the allegations in paragraphs 1 through 64, as if set forth in full herein.

         76. As directors of ADT, defendants are obliged to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. They are also required to act in the best interests of the company as a whole and not for any improper, unlawful, or collateral purposes.

         77. A rational and prudent board would not have granted the Warrant to Republic. By granting the Warrant and thereby (i) giving away a corporate asset for inadequate consideration, (ii) making more expensive any proposal to acquire the company above the Warrant's exercise price of $20 per share, (iii) allowing over 10% of ADT's shares to be held subject to Mr. Ashcroft's control upon exercise of the Warrant, (iv) restricting Republic's ability to tender shares purchased pursuant to the Warrant to "tender offers which the Board of Directors of ADT recommends," and (v) precluding Republic from selling greater than five million shares to any single purchaser, the ADT Board breached its fiduciary duties to ADT and its shareholders and acted for an improper purpose.

         78. If the Warrant is exercised and the shares are voted against Westar's proposals at the special meeting, Westar will have no adequate remedy at law.

             COUNT FOUR:  BREACH OF FIDUCIARY
             DUTY AGAINST ALL DEFENDANTS EXCEPT
             REPUBLIC (THREATS TO SUSPEND VOTING
             RIGHTS)

         79. Westar repeats and realleges the allegations in paragraphs 1 through 64, as if set forth in full herein.

         80. A board of directors breaches its fiduciary duty if it uses its control of the corporate machinery in order to subvert or interfere with shareholder voting rights. The ADT board has threatened to do just that in its December 24, 1996 letters to Westar and Western Resources in which it purports to have the right to suspend Westar's voting rights regarding its ADT shares because of the alleged failure of Westar to provide certain information regarding its ADT holdings. These threats are without basis because Westar has provided ADT with all relevant information regarding its ADT stockholdings in a timely manner.

         81. The ADT Board's threat to disqualify Westar's 38,287,111 shares from being "reckoned in a quorum" would also unjustifiably interfere with a shareholder vote by (i) increasing the percentage of ADT stock under Mr. Ashcroft's control if the Warrant is exercised, and (ii) increasing the percentage of stock under ADT's control by virtue of the 3,182,787 shares parked in the ADT subsidiary.

         82. The ADT Board's current threat to interfere with Westar's voting rights coupled with its contention that it can reserve its right to suspend Westar's voting rights until some unspecified date in the future creates uncertainty as to whether

Westar will be able to vote its substantial stock interest in ADT in favor of its own proposal at the Special Meeting. This uncertainty is harmful to (1) Westar's acquisition proposal for ADT, and (2) ADT's shareholders.

         83. Thus, a ripe case and controversy exists regarding Westar's rights to vote its shares at the Special Meeting. Now that ADT has threatened to suspend those rights, their validity must be resolved before the Special Meeting.

         84. Westar has no adequate remedy at law.

             COUNT FIVE: FOR BREACH OF FIDUCIARY
             DUTY AGAINST ALL DEFENDANTS EXCEPT
             REPUBLIC (FOR DELAYING THE SPECIAL MEETING)

         85. Westar repeats and realleges the allegations in paragraphs 1 through 64, as if set forth in full herein.

         86. The ADT Board has an obligation not to interfere with and frustrate the rights granted to shareholders in the Companies Act and ADT's Bye-laws.

         87. The ADT Board's determination that the ADT Special Meeting be scheduled for July 8, 1997 is a breach of fiduciary duty and an inequitable manipulation of the corporate machinery for an improper purpose. Westar has the right under ADT's Bye-laws and Section 74 of the Companies Act to call a special meeting and to have its proposal heard within a reasonable time. There is no reason for delaying the Special Meeting until July 8, 1997 except the ADT Board's desire to interfere with shareholder voting rights and to extend their stay in office as long as possible.

         88. Westar has no adequate remedy at law.

             COUNT SIX: FOR VIOLATION OF THE
             BERMUDA STATUTORY SCHEME AGAINST
             ALL DEFENDANTS EXCEPT REPUBLIC
             (FOR DELAYING THE SPECIAL MEETING)

         89. Westar repeats and realleges paragraphs 1 through 64, as if set forth in full herein.

         90. Under Section 74(1) of the Companies Act, upon the demand to convene a special general meeting, a board of directors must "forthwith proceed duly to convene a special general meeting of the Company."

         91. If a board fails to duly convene a meeting under Section 74(1) within 21 days, a shareholder may convene a meeting as long as "any meeting so convened shall not be held after the expiration of three months from such date."

         92. Under the Companies Act, a company cannot act in a manner that is "oppressive" or "unfairly prejudicial" to its shareholders.

         93. Westar filed its requisition with ADT on December 18, 1996. In response, ADT noticed the meeting for July 8, 1997, but indicated that the date was somewhat tentative by stating that it might be held at a "significantly earlier date."

         94. By failing to convene the ADT Special Meeting within a reasonable time and noticing only a tentative meeting date, the ADT board has violated its statutory duties set forth in Section 74 of the Companies Act and has acted in a manner that is "oppressive" and "unfairly prejudicial" to the interests of Westar and other shareholders of ADT.

         95. Westar has no adequate remedy at law.

             COUNT SEVEN: FOR VIOLATION OF
             SECTION 14(d) OF THE EXCHANGE
             ACT AND RULE 14d-9 AGAINST ALL
             DEFENDANTS EXCEPT REPUBLIC

         96. Westar repeats and realleges the allegations in paragraphs 1 through 64, as if set forth in full herein.

         97. Section 14(d)(4) of the Exchange Act, 15 U.S.C. ss. 78n(d), provides that:

         Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.

         98. Rule 14d-9 promulgated under Section 14(d) of the Exchange Act strictly prohibits solicitations or recommendations regarding a tender offer "unless as soon as practicable on the date such solicitation or recommendation is first published or sent or given to security holders" a filing on Schedule 14D-9 is made. This prohibition extends to imminent exchange offers.

         99. Because the Western Resources Offer was a public announcement that an exchange offer was imminent that was followed by the filing of a registration statement on Form S-4 containing a preliminary prospectus and preliminary proxy materials with the SEC, Rule 14d-9 applies to the Western Resources Offer.

         100. The Ashcroft Letter includes recommendations within the meaning of Rule 14d-9. However, no Schedule 14D-9 has been filed by ADT regarding those materials.

         101. ADT has violated and continues to violate Rule 14d-9 by failing to file a Schedule 14D-9 with the SEC.

         102. Westar has no adequate remedy at law.

              COUNT EIGHT: FOR AIDING AND
              ABETTING A BREACH OF FIDUCIARY
              DUTY AGAINST REPUBLIC INDUSTRIES

         103. Westar repeats and realleges the allegations in paragraphs 1 through 64, as if set forth in full herein.

         104. Republic, through its Chairman H. Wayne Huizenga and its board of directors, acted in concert with, and knowingly participated in breaches of fiduciary duties by the ADT Board by agreeing to the Warrant and its amendments. The Warrant provides no value to ADT's shareholders and was authorized for the improper purpose of entrenching the ADT Board.

         105. Republic's conduct has caused, and is continuing to cause, harm to ADT and its shareholders, including Westar.

         WHEREFORE, Westar respectfully requests that this Court enter judgment as follows:

         (a) Declaring that ADT's board of directors is in breach of their fiduciary duty to ADT and to ADT's stockholders by continuing to deploy the poison pill;

         (b) Compelling ADT's Board of Directors to redeem the poison pill or take such actions as are required to render ADT's poison pill inapplicable to Westar or the Western Resources Offer;

         (c) Declaring that ADT is prohibited from causing its subsidiary to vote any shares of ADT it owns on any matter put to a vote of ADT's shareholders, including matters subject to a vote at any special meeting of ADT's shareholders requested by Westar;

         (d) Enjoining, preliminarily and permanently, ADT from causing its subsidiary to vote any ADT shares on any matter put to a vote of ADT's shareholders, including matters subject to a vote at the special meeting of ADT's shareholders requested by Westar;

         (e) Enjoining, preliminarily and permanently, ADT and Republic from enforcing their respective rights, duties and obligations under the Warrant;

         (f) Declaring that the Warrant is null and void and of no further force and effect;

         (g) In the event that the Warrant is exercised by Republic, rescinding any purchase of shares pursuant to the Warrant;

         (h) Enjoining, preliminarily and permanently, ADT, Republic and Mr. Ashcroft from exercising any voting rights associated with any shares received pursuant to exercise of the Warrant on any matter put to a vote of ADT's shareholders, including matters subject to a vote at the upcoming special meeting of ADT's shareholders;

         (i) Declaring that Westar is entitled to exercise its voting rights with respect to the shares it owns in ADT;

         (j) Enjoining, preliminarily and permanently, ADT from taking any action to suspend any rights attendant to Westar's ownership of ADT shares, including voting rights;

         (k) Enjoining, preliminarily and permanently, ADT from holding a Special Meeting on July 8, 1997;

         (l) Declaring that ADT's announcement that the Special Meeting be held on July 8, 1997 constitutes a breach of the ADT Board's fiduciary and statutory duties;

         (m) Compelling ADT to hold the ADT Special Meeting, at which ADT's shareholders can vote on Westar's proposal to replace the ADT Board, on or before March 20, 1997 (90 days after Westar's demand for the meeting was filed);

         (n) Enjoining, preliminarily and permanently, ADT, its agents and employees from making further statements and soliciting proxies against the Western Resources Offer in violation of Section 14(d) of the Exchange Act and Rule 14d-9 promulgated thereunder, unless and until it files a proper Schedule 14D-9 with the SEC;

         (o) Declaring that ADT has violated Section 14(d) of the Exchange Act and Rule 14d-9 promulgated thereunder;

         (p) Awarding Westar and/or ADT damages for the losses and costs it has sustained and will sustain as a result of the conduct of ADT's Board of Directors;

         (q) Awarding Westar and/or ADT the costs and disbursements of this action together with reasonable attorneys' fees;

         (r) Awarding Westar and/or ADT such other and proper relief as the Court may deem just and proper; and

         (s) Jury trial is demanded.


                                   HOLLAND & KNIGHT LLP
                                   Attorneys for Plaintiff
                                   701 Brickell Avenue
                                   P.O. Box 015441
                                   Miami, Florida 33101
                                   (305) 374-8500


                                   By:___________________________
                                      MARTY L. STEINBERG
                                      Florida Bar No. 187293


OF COUNSEL:
John L. Hardiman
Tariq Mundiya
John C. Stellabotte
SULLIVAN & CROMWELL
125 Broad Street
New York, NY  10004
(212) 558-4000

--------------------------------------------------------------------------------

COMMON SHARES OF ADT LIMITED ("ADT") HELD BY WESTAR CAPITAL, INC. ("WESTAR") AND CERTAIN DIRECTORS AND EXECUTIVE OFFICERS, EMPLOYEES AND OTHER REPRESENTATIVES, INCLUDING DIRECTOR NOMINEES, OF WESTERN RESOURCES, INC. ("WESTERN RESOURCES") AND WESTAR, AND CERTAIN TRANSACTIONS BETWEEN ANY OF THEM AND ADT

         Western Resources and Westar may solicit proxies in order to replace the Board of Directors of ADT with their nominees, Steven L. Kitchen and Steven
A. Millstein. The participants in this solicitation may include Western Resources and Westar, John E. Hayes, Jr. and David C. Wittig, each a director of Western Resources, and the following executive officers and employees of Western Resources or Westar (unless otherwise indicated, each is an executive officer or employee of Western Resources): Steven L. Kitchen (E.V.P. and C.F.O.), Carl M. Koupal, Jr. (E.V.P. and C.A.O.), John K. Rosenberg (E.V.P. and G.C.), Jerry D. Courington (Controller), James A Martin (V.P.), Richard D. Terrill (Secretary), Steven A. Millstein (President, Westar Consumer), Michel' J. Philipp, Bruce A. Akin, Craig A. Weingartner and Lori A. Finney.

         Westar beneficially owns approximately 27% of the Common Shares of ADT all of which were purchased in privately negotiated and open market purchases during the last two years.

         Other than as set forth herein, as of the date of this filing, neither Western Resources or Westar nor any of their respective directors, executive officers, employees or other representatives, including director nominees, who may solicit proxies has any security holdings in ADT.

         Although Salomon Brothers Inc ("Salomon"), Bear Stearns & Co. Inc. ("Bear Stearns") and Chase Securities Inc. ("Chase"), financial advisors to Western Resources, and Barnes Associates, Inc. ("Barnes Associates") and Deloitte & Touche, consultants to Western Resources, do not admit that they or any of their directors, officers, employees or affiliates are a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 by the Securities and Exchange Commission, or that Schedule 14A requires the disclosure of certain information concerning them, Gregg S. Polle (Managing Director), Arthur H. Tildesley, Jr. (Director), Bill Murphy (Vice President), Chad Rucker and Lisa Grieve (each an Associate), in each case of Salomon, Douglas T. Lake (Senior Managing Director), Rich Osler (Managing Director) and David F. Huff (Vice President), in each case of Bear Stearns, Mark Davis (Managing Director), John Bass (Vice President) and Andrew Quigley (Associate), in each case of Chase, Michael S. Barnes (President) and Mark Gronowski (Senior Vice President), in each case of Barnes Associates, and Tom Flaherty (National Partner) and Chris Bracken (Senior Consultant), in each case of Deloitte & Touche, may assist Western Resources and Westar in such a solicitation. Salomon, Bear Stearns and Chase engage in full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of their business, Salomon, Bear Stearns and Chase may trade securities of ADT for their own account and the account of their customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Brothers Inc has advised Western Resources that as of December 13, 1996, Salomon held a short position with respect to 10,800 common shares of ADT, and beneficially owned Liquid Yield Option Notes of an affiliate of ADT exchangeable for 14,595 common shares of ADT. Bear Stearns and Chase have advised Western Resources that they have no beneficial ownership of securities of ADT or its affiliates.

          Except as disclosed above, to the knowledge of Western Resources and Westar, none of Western Resources or Westar, or their respective directors, executive officers, employees or other representatives, including director nominees, named above has any interest, direct or indirect, by security holdings or otherwise, in ADT.

         A registration statement relating to the Western Resources securities referred to in this filing has been filed with the Securities and Exchange Commission but has not yet become effective. This filing shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Western Resources